Exhibit 10.11

Foster Wheeler Annual Executive

Short-term Incentive Plan

(As Amended and Restated effective February 28, 2013)

Table of Contents

Article 1.	Introduction	1
1.01	Establishment and Applicability of Plan	1
1.02	Effective Date and Term	1
1.03	Governing Provisions	1

Article 2.	Definitions	2
2.01	Applicable Period	2
2.02	Base Pay	2
2.03	Board	2
2.04	Cause	2
2.05	CEO	2
2.06	Code	2
2.07	Committee	2
2.08	Company	2
2.09	Disabled	3
2.10	Good Reason	3
2.11	Leave of Absence	3
2.12	Participant	3
2.13	Plan	3
2.14	Senior Executive	3
2.15	Short-Term Incentive Target Percentage Opportunity	3

Article 3.	Participation and Eligibility	4
3.01	Eligibility for Participation	4
3.02	Partial Year Eligibility	4

Article 4.	Annual Incentive Award	4
4.01	Annual Incentive Award	4
4.02	Approval Process	5

Article 5.	Plan Administration	5
5.01	Committee	5
5.02	Guarantees	5
5.03	Governance	5
5.04	Repayment of Overpayments	6

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Article 6.	Miscellaneous	6
6.01	Plan Changes	6
6.02	Participant Covenants/Recoupment	6
6.03	Assignments	7
6.04	No Contract	7
6.05	Superseding Provisions	7
6.06	Prevailing Law	7
6.07	Indemnification of Committee and Board	7
6.08	No Prior Right of Award	8
6.09	Specified Employee	8

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FOSTER WHEELER ANNUAL EXECUTIVE

SHORT-TERM INCENTIVE PLAN

(As Amended and Restated Effective February 28, 2013)

Article 1.

Introduction

1.01	Establishment and Applicability of Plan.

Foster Wheeler Ltd. (“FWL”) established the Foster Wheeler Annual Executive Short-Term Incentive Plan (the “Plan”) effective January 1, 2002. The Plan was subsequently amended and restated effective January 1, 2006 and further amended on May 6, 2008, December 8, 2008 and November 4, 2010. FWL moved the place of organization of the parent company of its group of companies from Bermuda to Switzerland by means of a scheme of arrangement (“Scheme of Arrangement”) between FWL and Foster Wheeler AG, a wholly-owned subsidiary of FWL registered in Switzerland, and certain related agreements described in FWL’s Proxy Statement for the Special Court-Ordered Meeting of Common Shareholders held on January 27, 2009. Effective upon the completion of the Scheme of Arrangement, Foster Wheeler AG, a Swiss company (the “Company”), assumed the Plan. Thereafter, the Plan was amended and restated effective February 28, 2013. The objectives of the Plan are to provide the Company with a vehicle through which it may award short-term incentive compensation to eligible Senior Executives (as defined in Section 2.14 of this Plan) of the Company as determined by the Chief Executive Officer of the Company (the “CEO”) and the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).

Only Senior Executives are eligible for a short-term incentive compensation award under this Plan. Management retains its usual authority and discretion regarding short-term incentive compensation for other officers, employees, and consultants of the Company and its affiliates.

1.02	Effective Date and Term.

The Plan originally became effective January 1, 2002. Unless superseded or terminated, the Plan, as amended from time to time, will continue in effect during subsequent calendar years. This plan is a successor plan to and supersedes in all respects the incentive compensation provisions of the “Executive Compensation Plan” of the Company (which Executive Compensation Plan was first approved by the Board on January 1, 1988 and amended from time to time until the adoption of the present Plan).

1.03	Governing Provisions.

For each full or partial year that the Plan is effective, the provisions applicable to each Participant shall consist of (i) the Plan document set forth herein and (ii) written determinations by the CEO and the Committee regarding the Participant’s short-term incentive compensation.

Article 2.

Definitions

2.01	Applicable Period.

“Applicable Period” shall have the meaning assigned to such term in Section 4.02 of this Plan.

2.02	Base Pay.

“Base Pay” shall mean the Participant’s base salary rate generally in effect during the calendar year for which an award of short-term incentive compensation, if any, is made.

2.03	Board.

“Board” shall mean the Board of Directors of the Company.

2.04	Cause

“Cause” shall mean (a) if the Participant is a party to an employment agreement that defines “Cause” or a substantially similar term, the same meaning as in the Participant’s employment agreement with the Company or one of its affiliates, or (b) if the Participant is not a party to an employment agreement with the Company or one of its affiliates, the same meaning as “discharge for cause” or such other similar term in the severance pay plan or other document that would govern any right the Participant may have to severance pay following the Participation’s termination of employment.

2.05	CEO.

“CEO” shall mean the Chief Executive Officer of the Company.

2.06	Code

“Code” shall have the meaning assigned to such term in Section 4.02 of this Plan.

2.07	Committee.

“Committee” shall mean the Compensation and Executive Development Committee of the Board.

2.08	Company.

“Company” shall mean Foster Wheeler AG.

2.09	Disabled.

“Disabled” shall mean a Participant’s being physically or mentally unable to perform the material duties of the Participant’s position for a continuous period of 18 months.

2.10	Good Reason

“Good Reason” shall mean (a) if the Participant is a party to an employment agreement with the Company or one of its affiliates that defines resignation for “Good Reason” or a substantially similar term, the same meaning as in the Participant’s employment agreement, or (b) if the Participant is not a party to an employment agreement with the Company or one of its affiliates, the same meaning as “resignation for good reason” or such other similar term in the severance pay plan or other document that would govern any right the Participant may have to severance pay following the Participation’s termination of employment. If neither (a) nor (b) applies to a particular Participant, the Participant shall not be deemed to have resigned for Good Reason under this Plan.

2.11	Leave of Absence

“Leave of Absence” shall mean an approved leave of absence from the Company which qualifies under the Family Medical Leave Act of 1993, as amended, or any other approved leave of absence accepted as such by the Committee.

2.12	Participant.

“Participant” shall mean an employee designated as described in Sections 3.01 and 3.02.

2.13	Plan.

“Plan” shall mean the Foster Wheeler Annual Executive Short-Term Incentive Plan, as set forth herein and as amended from time to time.

2.14	Senior Executive.

“Senior Executive” shall mean those persons defined as such in the Committee Charter and such other senior executives whom the CEO may designate from time-to-time as being covered by the Plan; provided, however, that in all cases, all officers (as the term is defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Company and all named executive officers (as the term is defined in 17 CFR 229.402) of the Company shall be deemed to be Senior Executives for the purposes of this Plan.

2.15	Short-Term Incentive Target Percentage Opportunity

“Short-Term Incentive Target Percentage Opportunity” shall mean the “target opportunity” or similar number set forth in employment agreements or otherwise established by the CEO, Committee, and/or Board and used as part of the calculation of bonuses, short-term incentives, or annual incentives (which bonuses and incentives can vary, in the CEO’s and Committee’s discretion, from year to year and can incorporate the effect of factors including, but not limited to, market comparability data, Base Pay, and performance-based adjustments).

Article 3.

Participation and Eligibility

3.01	Eligibility for Participation.

Each Senior Executive of the Company or any affiliate of the Company who is designated by name or title by the CEO as eligible for a calendar year shall be a Participant for that calendar year. Except as noted in Section 3.02 below, in order to participate in the Plan, the Senior Executive must have been a full-time employee of the Company as of January 1 of any calendar year with respect to which a short-term incentive compensation award is made. A Participant in this Plan in any given year is ineligible for participation in any other short-term incentive compensation plan or program within the Company or its affiliated companies for that year.

3.02	Partial Year Eligibility.

In addition, Senior Executives hired after January 1, and Senior Executives who cease to be active full-time Senior Executives for the entire calendar year due to death, Disability, Leave of Absence, termination by the Company without Cause, or resignation for Good Reason shall remain Participants for the calendar year in which any of the foregoing events occurs. Generally, the Participants described in this Section 3.02 will be eligible to receive an annual short-term incentive compensation award proportionate to their period of active service for the subject calendar year. For the avoidance of doubt, the CEO and Committee have the absolute discretion to make or withhold any award to any person who was a Participant or Senior Executive at any point during a given year so long as such award is made pursuant to the procedures set forth elsewhere in this Plan.

Article 4.

Annual Short-Term Incentive Award

4.01	Annual Short-Term Incentive Award.

Subject to the other provisions of the Plan, the annual short-term incentive awards, if any, payable to a Participant for a calendar year shall be recommended by the CEO. Within a reasonable time after the end of each calendar year, the CEO shall set forth in writing (i) the Participants eligible for awards; (ii) the amount of the award (by individual or class of individuals and stated as a dollar amount or a percentage of Base Pay); and (iii) any factors that should be considered by the Committee in connection therewith. The awards recommended by the CEO shall only be paid to the extent they are approved pursuant to Section 4.02.

4.02	Approval Process.

The CEO’s recommendation shall be considered by the Committee. The Committee may approve the recommendation with respect to any or all Participants, approve a different amount of award for any or all Participants or deny an award to any or all Participants. In no event may the amount of an award be based upon a calculation of more than two times the Participant’s Short-Term Incentive Target Percentage Opportunity; provided, however, that, for the avoidance of doubt, the foregoing is not intended to limit the CEO’s or the Committee’s discretion to adjust the amount of an award upward or downward based upon other appropriate factors including, among other things, company, business group, or operating unit performance. To the extent an award has been approved, it shall be paid as directed by the Committee. Awards will be paid in a lump sum as soon as practical following the Committee’s approval, but not earlier than January 1 and not later than March 15 of the year following the calendar year to which they relate (the “Applicable Period”). To the extent that an award is not paid within the Applicable Period but is paid by December 31 of the calendar year which includes the Applicable Period, then it is intended that such payment shall be treated as made at a “specified time” for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 5.

Plan Administration

5.01	Committee.

Subject to the terms hereof, the Committee shall have authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. The Committee may, in its discretion, delegate any of its authority with regard to the administration of the Plan, or any portion of the Plan, to any entity, officer or committee, with or without Committee oversight, and, in such case, references to the Committee shall be deemed to refer to the delegatee.

5.02	Guarantees.

The CEO, with the approval of the Committee, may authorize award guarantees, for up to one year, for any new Plan Participant. Each proposed guarantee will be decided on an individual basis taking into account such factors as the Committee deems relevant.

5.03	Governance.

The Committee shall have sole and exclusive authority to construe and interpret the Plan, decide all questions of fact and questions of eligibility and determine the amount, manner and time of payment of any short-term incentive payment hereunder, which shall be final and binding.

5.04	Repayment of Overpayments.

(a)	If the Company discovers that it inadvertently overpaid a Participant or former Participant with respect to any portion of a short-term incentive compensation award, the Participant agrees to repay the overpayment amount to the Company within 30 days of a written request. If the Participant or former Participant does not make such repayment within 30 days, and has not provided the Committee with clear and specific evidence (as determined by the Committee in its discretion) establishing his or her entitlement to the amount the Company considers to have been overpaid, the Company can recover such overpayment by offsetting the overpayment amount against any money that might then or later be due from the Company to the Participant or former Participant, including money that is or becomes due as wages, base pay or short-term incentive compensation to the Participant or former Participant.

(b)	The Company’s right under this section to recover overpayments through offset is not the exclusive means by which it may pursue recovery of said overpayment. In addition to or in lieu of offset, the Company may also pursue ordinary collection efforts or legal action against the Participant or former Participant.

Article 6.

Miscellaneous

6.01	Plan Changes.

The Company reserves the right to modify or amend the Plan, at any time, and from time to time, by action of the Committee. The Company, through the Committee, also reserves the right to terminate the Plan at any time. Neither amendment nor termination of the Plan may adversely affect any short-term incentive payments fully awarded and approved pursuant to Article 4 before the amendment or termination effective date, and any such short-term incentive payment will be paid notwithstanding the amendment or termination of the Plan.

6.02	Participant Covenants/Recoupment.

(a)	If a Participant fails to adhere to his/her material obligations to the Company, including, but not limited to his/her restrictive covenant obligations, the CEO and the Committee, jointly and severally, shall have the right to either revoke or amend the Participant’s participation, and his or her entitlement to short-term incentive compensation payments (including fully awarded and approved short-term incentive compensation payments), as they deem appropriate in their sole discretion.

(b)	In addition to the foregoing, awards under this Plan may be subject to repayment pursuant to any clawback or other mandatory repayment policy adopted by the Company, including without limitation any such policy adopted pursuant to either Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any such policy shall, to the extent determined by the Committee, be deemed incorporated into any Participant’s entitlement to any amounts or benefits hereunder.

6.03	Assignments.

No Participant may sell, assign, transfer, discount or pledge as collateral for a loan or otherwise anticipate the right to any distribution under this Plan.

6.04	No Contract.

This Plan does not constitute a contract of employment with the Company for a specified term.

6.05	Superseding Provisions.

The Plan supersedes any previous short-term incentive compensation plans affecting the Participant for the term covered by the Plan.

There are no oral agreements or understandings between the Company and any Participant affecting or relating to the Plan which are not referenced herein. No alteration, modification or change of the Plan shall be effective unless approved in writing by the Committee.

6.06	Prevailing Law.

The Plan shall be construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to its conflict of laws provisions. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

6.07	Indemnification of Committee and Board.

In additions to such other rights of indemnification as they may have, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted pursuant hereto, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of any judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith, provided that upon institution of any such action, suit or proceeding, the Committee or Board member desiring indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same.

6.08	No Prior Right of Award.

Nothing in the Plan shall be deemed to give any officer or employee, or his or her legal representative or assigns or any other person or entity claiming under or through him or her, any contractual right to a bonus or short-term incentive compensation award or otherwise to participate in the benefits of the Plan, and in all cases, each short-term incentive compensation award shall be subject to the approval and discretion of the CEO and the Committee.

6.09	Specified Employee.

If a Participant constitutes a “specified employee” as of his “separation from service” (as both terms are defined and applied in Section 409A of the Code), to the extent payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payment may not be made to the Participant until the earlier of: (i) the first day following the sixth-month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

FOSTER WHEELER AG

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	Chief Executive Officer